047 Putnam Pennsylvania Tax Exempt Income Fund
11/30/07 Semi Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended November 30, 2007, Putnam Management
has assumed $63 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A	2,658
		Class B	345
          Class C   10

72DD2	Class M	42

73A1		Class A	0.176186
		Class B	0.147161
          Class C   0.140549

73A2		Class M	0.163233

74U1		Class A	15,014
		Class B	2,178
          Class C   109

74U2		Class M	238

74V1		Class A	9.05
		Class B	9.04
          Class C   9.04

74V2		Class M	9.05


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.